Exhibit (d)(11)(i)

 AMENDMENT to INVESTMENT SUB-ADVISORY AGREEMENT

          This Amendment (the “Amendment”) is made and entered into on this 23rd day of October, 2014 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Global Asset Management (UK) Limited (the “Subadviser”), a corporation organized under the laws of England, and hereby amends that certain Investment Sub-advisory Agreement (the “Agreement”) dated December 20, 2013 between the Adviser and Subadviser.

          WHEREAS, the Adviser and Subadviser have entered into the Agreement; and

          WHEREAS the Adviser and Subadviser desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. APPENDIX A. Appendix A to the Agreement is hereby amended and restated, as attached.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT		RBC GLOBAL ASSET MANAGEMENT (UK) LIMITED
(U.S.) INC.

By:	/s/ Michael T. Lee	By:	/s/ Corey Cook
Name: Michael T. Lee		Name: Corey Cook
Title: CEO, President & CIO		Title: Senior Operations Officer
Date: October 23, 2014		Date: October 29, 2014

		By:	/s/ Dominic Wallington
Name: Dominic Wallington
Title: CIO
Date: October 29, 2014

Appendix A

Fee Schedule

For the services provided by the Subadviser to the Funds, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of each Fund at the following annual rate of the average daily net assets of each Fund as determined by the Trust’s accounting agent:

FUND	RATE
RBC Emerging Markets Equity Fund	0.50%
RBC Emerging Markets Small Cap Equity Fund	0.65%
RBC Global Opportunities Fund	0.45%
RBC International Opportunities Fund	0.45%